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Data Stated in Thousands

       Voluntary Schedule - Certain Financial Information
                                                                          First           First        Year to       Year to

Regulation                 Statement Caption                             Quarter          Quarter       Date          Date
                                                                          1994             1993         1994          1993
5-02(1)                    Cash and cash equivalents                      548,506           681,214      -             -
5-02(18)                   Total assets                                 9,541,673        10,900,900       -             -
5-02(22)                   Long-term debt                               2,141,147         2,179,706       -             -
5-02(30)                   Capital stock                                  438,811           438,811       -             -
5-02(31)(a)(3)(ii)         Retained earnings                              620,979           699,949       -             -
5-03(b)(1)(a)              Equipment sales                                150,530           164,746    150,530       164,746
5-03(b)(1)(c)              Income from rentals, net                        38,788            35,006     38,788        35,006
5-03(b)(1)(d)              Income from capital leases                      89,623           125,050     89,623       125,050
5-03(b)(1)(d)              Income from loans                               21,063            31,290     21,063        31,290
5-03(b)(1)(d)              Income from working capital financing           30,488            22,979     30,488        22,979
5-03(b)(1)(d)              Other income                                    29,642            26,586     29,642        26,586
5-03(b)(2)(a)              Cost of equipment sales                        138,086           148,143    138,086       148,143
5-03(b)(8)                 Interest expense                                75,425            93,931     75,425        93,931
5-03(b)(10)                Earnings before income taxes                    97,411            93,345     97,411        93,345
5-03(b)(11)                Provision for income taxes                      38,350            35,094     38,350        35,094
5-03(b)(19)                Net earnings                                    59,061            58,251     59,061        58,251



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